Exhibit 10.1

THIRD QUARTER 2016
CONDITIONAL INCOME INCENTIVE FEE WAIVER AGREEMENT

This Third Quarter 2016 Conditional Income Incentive Fee Waiver Agreement (the “Agreement”), dated as of October 7, 2016, is made by and among HMS Income Fund, Inc. (the “Company”), HMS Adviser LP (“HMS Adviser”) and MSC Adviser I, LLC (the “Sub-Adviser,” together with HMS Adviser, the “Advisers,” and, collectively with the Company, the “Parties”).

WHEREAS, the Company maintains on file with the U.S. Securities and Exchange Commission an effective registration statement on Form N-2, as amended (File No. 333-204659) (the “Registration Statement”), covering the continuous offering and sale of the Company’s common stock, par value $0.001 per share, pursuant to the Securities Act of 1933, as amended;

WHEREAS, the Company and HMS Adviser have entered into an Investment Advisory and Administrative Services Agreement dated as of May 31, 2012 (as amended, the “Advisory Agreement”), and the Company, HMS Adviser, Main Street Capital Partners, LLC and Main Street Capital Corporation (together with Main Street Capital Partners, LLC, “Main Street”) have entered into an Investment Sub-Advisory Agreement dated as of May 31, 2012 (as amended, the “Sub-Advisory Agreement,” and, together with the Advisory Agreement, the “Advisory Agreements”);

WHEREAS, pursuant to an Assignment and Assumption Agreement dated as of December 31, 2013, the Sub-Adviser assumed the obligations and liabilities of Main Street under the Sub-Advisory Agreement; and

WHEREAS, the Parties have determined that it is appropriate and in the best interests of the Company for the Advisers to conditionally waive certain fees under the Advisory Agreements.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto agree as follows:

1.	Waived Fees.

(a)
During the period beginning on July 1, 2016 and continuing through and including September 30, 2016 (the “Fee Waiver Period”), HMS Adviser hereby waives the portion of the Incentive Fee referred to as the “subordinated incentive fee on income” (as such terms are defined and/or described in the Advisory Agreement), due and payable under the Advisory Agreement by the Company to HMS Adviser in the sole discretion of HMS Adviser taking into account the potential occurrence of any event including, but not automatically triggered by, the Company’s estimate that a distribution declared and payable to the Company’s stockholders during the Fee Waiver Period represents, or would represent when paid, a return of capital for purposes of U.S. federal income tax. The amounts waived pursuant to the preceding sentence shall be referred to herein as the “Waived Fees.” HMS Adviser shall promptly notify the Company and the Sub-Adviser of the amount of any Waived Fees and the Company shall deduct the Waived Fees from the amount, if any, otherwise due and payable by the Company to HMS Adviser pursuant to the terms of the Advisory Agreement for the applicable calendar quarter. If the Incentive Fee owed by the Company to HMS Adviser pursuant to the Advisory

Exhibit 10.1

Agreement exceeds the Waived Fees, the Company shall pay any such excess amount to HMS Adviser in accordance with the terms of the Advisory Agreement.

(b)
During the Fee Waiver Period, the Sub-Adviser agrees to waive a portion of the fees due and payable under the Sub-Advisory Agreement by HMS Adviser to the Sub-Adviser in the sole discretion of the Sub-Adviser, in an amount proportionate to the Waived Fees for the applicable calendar quarter (the “Sub-Advisory Waived Fees”). After HMS Adviser notifies the Sub-Adviser of the amount of Waived Fees under Section 1(a), the Sub-Adviser shall promptly notify HMS Adviser of the amount of any Sub-Advisory Waived Fees and HMS Adviser shall deduct the Sub-Advisory Waived Fees from the amount, if any, otherwise due and payable by HMS Adviser to the Sub-Adviser pursuant to the terms of the Sub-Advisory Agreement for the applicable calendar quarter. If the fees owed by HMS Adviser to the Sub-Adviser pursuant to the Sub-Advisory Agreement exceed the Sub-Advisory Waived Fees, HMS Adviser shall pay any such excess amount to the Sub-Adviser in accordance with the terms of the Sub-Advisory Agreement.

1.	Conditional Reimbursement of Waived Fees.

(a)	Definitions.

i.
“Net Increase in Net Assets” shall mean the sum of (i) the Company’s tax basis net investment income, (ii) taxable net capital gains/losses (whether short-term or long-term) and (iii) dividends and other distributions paid to the Company on account of investments in portfolio companies (to the extent such amounts are not included in clauses (i) and (ii) above). For the avoidance of doubt, operating expenses deducted in calculating tax basis net investment income does not include Organization and Offering Expenses as defined in the Advisory Agreement or any accrued Incentive Fee related to net unrealized appreciation.

ii.
“Operating Expense Ratio” is calculated on a quarterly basis as a percentage of the Company’s average net assets and includes all expenses borne by the Company, except for Waived Fees, expenses accrued under the Expense Support and Conditional Reimbursement Agreements (as described below) and Organization and Offering Expenses.

(b)
Subject to the limitations described in this Section 2 and subject to the approval of the Company’s board of directors, the Company hereby agrees to reimburse HMS Adviser for any Waived Fees following any calendar quarter in which the Company’s Net Increase in Net Assets exceeds the amount of the Company’s cumulative distributions paid to the Company’s stockholders in such calendar quarter (the “Excess Net Increase in Net Assets”) in an amount equal to the lesser of (i) the Excess Net Increase in Net Assets in such calendar quarter and (ii) the aggregate amount of all Waived Fees made within three (3) years prior to the last day of such calendar quarter that have not been previously reimbursed by the Company (the “Reimbursement Payment”). Notwithstanding anything herein to the contrary, the Company shall only reimburse Waived Fees if (i) the Company’s Operating Expense Ratio at the time of reimbursement is equal to or less than its Operating Expense

Exhibit 10.1

Ratio at the time that such fees were waived and (ii) the annualized rate of the Company’s regular cash distributions to its stockholders is equal to or greater than the annualized rate of regular cash distributions to stockholders at the time that such fees were waived.

(c)
Upon receipt of a Reimbursement Payment in a calendar quarter, HMS Adviser hereby agrees to reimburse the Sub-Adviser for any Sub-Advisory Waived Fees in an amount proportionate to the Reimbursement Payment HMS Adviser received in such quarter (the “Sub-Advisory Reimbursement Payment”).

(d)
If payable, the Reimbursement Payment for any calendar quarter shall be paid by the Company no later than forty-five (45) days after the end of such calendar quarter, and the Sub-Advisory Reimbursement Payment shall be paid by HMS Adviser no later than three (3) days after receipt of a Reimbursement Payment for the applicable calendar quarter. The reimbursement of all such Waived Fees and Sub-Advisory Waived Fees is to be made within a period not to exceed three (3) years from the date that each respective waiver of such Waived Fees or Sub-Advisory Waived Fees is made.

(e)
Subject to Section 2(d), any Reimbursement Payments shall be made by the Company according to the following priority: (i) reimbursement of all payments made to the Company by HMS Adviser under the Expense Support and Conditional Reimbursement Agreement, as amended from time to time, dated as of November 11, 2013, then (ii) reimbursement of all payments made to the Company by HMS Adviser under the Expense Support and Conditional Reimbursement Agreement, as amended from time to time, dated as of December 30, 2013, then (iii) reimbursement of all Base Management Fees and Incentive Fees (as such terms are defined in the Advisory Agreement), including the Waived Fees, earned pursuant to the Advisory Agreement but waived by the Advisers, which shall be reimbursed in the order that such fees were waived beginning with the earliest fees eligible for reimbursement. For the avoidance of doubt, the priority described in this Section 2(e) supersedes any reimbursement priority described in any other agreement, or amendment thereof, entered into by and between the Company and HMS Adviser and, if applicable, the Sub-Adviser.

2.
Term and Termination of Agreement. This Agreement is effective as of July 1, 2016 and shall remain in effect during the Fee Waiver Period unless otherwise terminated pursuant to this Section 3. This Agreement may be terminated by the Advisers upon written notice to the Company. This Agreement shall automatically terminate in the event of (i) the termination by the Company of either of the Advisory Agreements or (ii) the dissolution or liquidation of the Company. Notwithstanding any provision to the contrary, if this Agreement terminates automatically pursuant to clause (i), the Company agrees to reimburse the Advisers for all Waived Fees not previously reimbursed in accordance with Section 2. Such reimbursement shall be made to HMS Adviser (and by HMS Adviser to the Sub-Adviser) not later than thirty (30) days after the termination of this Agreement.

Exhibit 10.1

3.	Miscellaneous.

(a)	Headings. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)
Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without reference to its conflicts of laws provisions) and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). To the extent that the applicable laws of the State of Texas or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or the Advisers Act, the latter shall control. Further, nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s Articles of Amendment and Restatement or the Amended and Restated Bylaws, as each may be from time to time amended or restated, or to relieve or deprive the Company’s board of directors of its responsibility for and control of the conduct of the affairs of the Company.

(c)
Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(d)
Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto, and supersedes all prior agreements or understandings (whether written or oral), with respect to the subject matter hereof.

(e)
Amendments and Counterparts. This Agreement may only be amended by mutual written consent of the Parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall, together, constitute only one instrument.

[Signature Page to Follow]

Exhibit 10.1

IN WITNESS WHEREOF, the Parties have caused this Third Quarter 2016 Conditional Income Incentive Fee Waiver Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

COMPANY:

HMS INCOME FUND, INC.

By: /s/ David M. Covington
Name: David M. Covington
Title: Chief Accounting Officer and Treasurer

HMS ADVISER:

HMS ADVISER LP

By: HMS ADVISER GP, LLC, its general partner

By:  /s/ David M. Covington
Name: David M. Covington
Title: Chief Accounting Officer and Treasurer

SUB-ADVISER:

MSC Adviser I, LLC

By:  /s/ Jason B. Beauvais
Name: Jason B. Beauvais
Title: Senior Vice President

[Signature Page to Third Quarter 2016 Conditional Income Incentive Fee Waiver Agreement]